Exhibit 99.1

Nexvet Biopharma Reports Full Year Fiscal 2015 Results

DUBLIN, Ireland – September 3, 2015 — Nexvet Biopharma (Nasdaq: NVET), a veterinary biologics developer, today announced financial results for its 2015 fiscal year, which concluded on June 30th.

“During this past year we advanced our lead programs, bolstered the leadership team and transitioned to the public markets via a NASDAQ listing. Moving forward, we remain focused on delivering successful clinical development outcomes for our lead product candidates, while building operational capacity for a larger portfolio and commercialization activities,” said Dr. Mark Heffernan, Nexvet’s Chief Executive Officer.

Corporate Highlights:

•	In September 2014, the Company reorganized in the Republic of Ireland with all security holders exchanging their shares for equivalent securities in the Irish company.

•	In October 2014, Nexvet initiated a pivotal field safety and efficacy study for NV-01, the Company’s monoclonal antibody (mAb) therapy in development for the control of pain associated with osteoarthritis in dogs.

•	In December 2014, the Company announced the signing of a ten-year collaboration and distribution agreement with Virbac, one of the largest animal health dedicated companies in the world. Under the agreement, Virbac will distribute NV-01 outside the United States and Canada on an equal profit-sharing basis and has the right to negotiate access to future Nexvet products on a product-by-product basis for development, distribution, marketing and sales, subject to separately agreed-upon financial terms.

•	In February 2015, the Company closed its initial public offering (IPO) of 4.0 million ordinary shares at a price to the public of $10.00 per share. The underwriters purchased an additional 0.2 million shares pursuant to their overallotment option. As a result of these sales, the Company received aggregate gross proceeds of $41.8 million and net proceeds of $38.0 million.

•	In March 2015, the Company appointed former Novartis Animal Health Division Head, Dr. George Gunn, as Chairman of the Nexvet Board of Directors.

•	In April 2015, following results of a sample size reassessment of NV-01’s pivotal safety and efficacy study, Nexvet announced its plan to continue the study to completion without substantially increasing its size, while also commencing a new pilot field safety and efficacy study to assess various doses and dosing regimens of NV-01. This new study is expected to enrol approximately 150 dogs, cost approximately $1.0 million and the Company expects data in the fourth quarter of 2015.

•	In May 2015, the Company announced that Dr. Jürgen Horn would join Nexvet as Chief Product Development Officer, effective August 2015. Dr. Horn’s recent roles included Senior Director of Global Innovation Strategy at Elanco and Head of Global Pharmaceuticals Development at Novartis Animal Health.

•	In June 2015, Nexvet announced positive top-line results from a proof-of-concept efficacy study and a pilot safety study of NV-02, the Company’s mAb therapy in development for the control of pain associated with degenerative joint disease (DJD), including osteoarthritis, in cats.

Recent developments:

In July 2015, the Company announced the commencement of a research and development collaboration with a leading Japanese animal health company, Zenoaq (Nippon Zenyaku Kogyo Co., Ltd.), to develop a number of therapeutic biologics for companion animals. The biologics will target undisclosed proteins involved in the areas of immuno-oncology and allergy/inflammation. Nexvet will apply its PETization technology to Zenoaq’s mAbs and Nexvet will retain marketing rights to any resulting approved products outside Europe and Asia, including in the United States.

Full Year 2015 Financial Results:

As of June 30, 2015, the Company had cash, cash equivalents and investments of $52.0 million.

For the year ended June 30, 2015, the Company reported a net loss attributable to common shareholders of $11.9 million, or $2.27 per share, compared to $6.7 million and $6.70 per share for the year ended June 30, 2014. The weighted average number of ordinary shares outstanding utilized in the calculation of net loss per common share was 5,214,957 and 1,000,872 for the years ended June 30, 2015 and 2014, respectively.

The net loss attributable to ordinary shareholders for the years ended June 30, 2015 and 2014 includes $2.1 million and $0.3 million, respectively, of non-cash share-based compensation expense. Excluding this non-cash charge, total adjusted net loss for the years ended June 30, 2015 and 2014 was $9.8 million and $6.4 million, respectively, or $1.93 and $6.41 per share, respectively.

Operating expenses increased by $10.0 million, from $10.0 million for the year ended June 30, 2014 to $20.0 million for the year ended June 30, 2015. The higher operating expenses primarily reflected a $5.8 million increase in general and administrative expense, mainly due to increased activity and staffing to support the growth in our operations and costs associated with the Company’s IPO, and a $4.2 million increase in research and development expense, mainly due to increased clinical and non-clinical activities for NV-01 and NV-02.

For the years ended June 30, 2015 and 2014, other income comprised research and development incentive income of $3.5 million and $2.3 million, respectively, government grant income of $0.4 million and $1.3 million, respectively; and an exchange gain of $4.2 million and an exchange loss of $0.4 million respectively.

Fiscal Year 2016 Outlook:

During the next fiscal year, Nexvet will focus on advancing its clinical development programs, including proof-of-concept, pilot and pivotal field safety and efficacy studies for its lead product candidates. The receipt of data from the NV-01 pilot and pivotal safety and efficacy studies remain on-track by the end of 2015 and will inform Nexvet’s strategy for the future development of NV-01. In addition, the Company intends to commence a new pilot study of NV-02 targeting enrolment of 90 cats with naturally occurring osteoarthritis, with data expected in the first quarter of 2016. Furthermore, Nexvet will continue to invest in drug discovery of other products using its platform technology to identify new development candidates.

Nexvet believes that its cash on hand at June 30, 2015 of $52.0 million will be sufficient to fund its operations through fiscal year 2016.

About Nexvet (www.nexvet.com)

Nexvet is a clinical-stage biopharmaceutical company focused on transforming the therapeutic market for companion animals, such as dogs and cats, by developing and commercializing novel, species-specific biologics. Nexvet’s proprietary PETization™ platform is designed to rapidly create monoclonal antibodies (“mAbs”) that are recognized as “self” or “native” by an animal’s immune system, a property Nexvet refers to as “100% species-specificity.” Nexvet’s product candidates also build upon the safety and efficacy data from clinically tested human therapies, thereby reducing clinical risk and development cost. Nexvet’s core platform and drug discovery activities are conducted at its veterinary biologics research centre in Melbourne, Australia.

NEXVET BIOPHARMA PUBLIC LIMITED COMPANY

Consolidated Balance Sheets

	As of June 30,
	2015	2014
	(in thousands, except share and per share amounts)
Assets
Current assets
Cash	$52,033	$30,041
Other income receivable	3,301	2,404
Prepaid expenses and other	607	643

Total current assets	55,941	33,088

Prepaid expenses	163	—

Total noncurrent assets	163	—

Property, plant and equipment, net	549	514
Intangible assets, net	19	2

Total assets	$56,672	$33,604

Liabilities, Convertible Preference Shares and Shareholders’ Equity
Current liabilities
Accounts payable	$658	$870
Accrued expenses	2,352	2,299
Deferred lease incentive	23	28

Total current liabilities	3,033	3,197

Deferred lease incentive	61	103
Warrants	—	5,435

Total noncurrent liabilities	61	5,538

Total liabilities	$3,094	$8,735

Commitments and contingencies (Note 14)
Convertible preference shares
SIRPS, $0.125 nominal value per share, zero and 4,000,000 shares authorized as of June 30, 2015 and 2014, respectively—zero and 1,737,132 shares issued and outstanding as of June 30, 2015 and 2014, respectively	$—	$8,177
Series B, $0.125 nominal value per share, zero and 8,000,000 shares authorized as of June 30, 2015 and 2014, respectively—zero and 4,200,006 shares issued and outstanding as of June 30, 2015 and 2014, respectively	—	25,649

Total convertible preference shares	$—	$33,826

Shareholders’ equity (deficit)
Ordinary shares, $0.125 nominal value per share, 100,000,000 and 20,000,000 shares authorized as of June 30, 2015 and 2014, respectively—11,406,916 and 1,268,810 shares issued and outstanding as of June 30, 2015 and 2014, respectively	$1,426	$126
Euro deferred shares, €100 nominal value per share, 400 and zero shares authorized as of June 30, 2015 and 2014, respectively—400 and zero shares issued and outstanding as of June 30, 2015 and 2014, respectively	13	—
Additional paid-in capital	80,275	2,342
Accumulated other comprehensive (loss) income	(4,481)	373
Accumulated deficit	(23,655)	(11,798)

Total shareholders’ equity (deficit)	53,578	(8,957)

Total liabilities, convertible preference shares and shareholders’ equity	$56,672	$33,604

NEXVET BIOPHARMA PUBLIC LIMITED COMPANY

Consolidated Statements of Operations and Comprehensive Loss

	Year Ended June 30,
	2015	2014	2013
	(in thousands, except share and per share amounts)
Revenue
License and collaboration	$—	$—	$244
Other	25	13	85

Total revenue	25	13	329
Operating Expenses
Research and development	9,845	5,617	2,722
General and administrative	10,191	4,426	2,103

Total operating expenses	20,036	10,043	4,825

Loss from operations	(20,011)	(10,030)	(4,496)
Other Income (Expense)
Research and development incentive income	3,532	2,337	1,135
Government grant income	403	1,317	108
Exchange gain (loss)	4,151	(375)	—
Interest income	68	41	12

Net loss	$(11,857)	$(6,710)	$(3,241)

Net loss per share attributable to ordinary shareholders, basic and diluted	$(2.27)	$(6.70)	$(3.62)

Weighted-average ordinary shares outstanding, basic and diluted	5,214,957	1,000,872	894,794

Comprehensive Loss
Net loss	$(11,857)	$(6,710)	$(3,241)
Net change in foreign currency translation adjustments	(4,854)	302	58

Total comprehensive loss	$(16,711)	$(6,408)	$(3,183)

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements consist of all statements other than statements of historical fact, including statements regarding our future results of operations and financial position, ability to reach a statistically significant endpoint at the primary assessment of the NV-01 pivotal safety and efficacy study, results of the current, new or any future NV-01 study, future expenditures relating to NV-01, the time for completion of any of our studies, business strategy, prospective products, ability to obtain product approvals, research and development costs, timing and likelihood of success, plans and objectives of management for future operations, and future results of current and anticipated products. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The words “believe,” “continue,” “expect,” “intend,” “outlook,” “target,” “will,” “would,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate, and management’s beliefs and assumptions are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors.

Factors that could cause actual results to differ materially from our expectations expressed in this press release include those summarized under Risk Factors in our reports on Form 10-K and the other documents we file from time to time with the Securities and Exchange Commission. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements represent management’s beliefs and assumptions only as of the date of this press release. Except as required by law, we do not intend, and undertake no obligation, to revise or update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Unless otherwise stated or the context otherwise indicates, references to “we,” “us,” “our,” “Nexvet,” “Nexvet Biopharma plc” or the “Company” refer to Nexvet Biopharma public limited company and its consolidated subsidiaries.

Further information:

Investors

Candice Knoll

Blueprint Life Science Group

+1 415-375-3340 Ext. 4

cknoll@bplifescience.com

Company

Damian Lismore

CFO, Nexvet Biopharma plc

+1 415-602-5544

damian.lismore@nexvet.com